Stewart Reports Results for the Fourth Quarter 2014

- Pretax earnings of $16.0 million for the fourth quarter compared to $15.5 million in the prior year quarter

- Total title revenues increased 10.8 percent

- Commercial revenues increased 12.9 percent

- Mortgage Services revenues increased 104.5 percent, benefiting from the recent acquisitions as well as new contracts

- Cash flow from operations of $38.2 million compared to $16.3 million in prior year quarter

HOUSTON, Feb. 12, 2015 /PRNewswire/ -- Stewart Information Services Corporation (NYSE-STC) today reported net earnings attributable to Stewart of $11.9 million, or $0.49 per diluted share, for the fourth quarter 2014, compared to net earnings attributable to Stewart of $17.5 million, or $0.72 per diluted share, for the fourth quarter 2013. Comparisons of net earnings for 2014 to 2013 are affected by atypical income taxes in both periods, which resulted from the release of deferred tax asset valuation allowances in both years' fourth quarters and certain other tax adjustments reducing fourth quarter 2013 expense. The reduction to income tax expense from these items was $5.5 million and $10.3 million in the fourth quarters 2014 and 2013, respectively.

Pretax earnings for the fourth quarter 2014 were $16.0 million, an increase of $0.5 million when compared to pretax earnings for the fourth quarter 2013. Fourth quarter 2014 results include $6.3 million of aggregate costs recorded in the corporate and mortgage services segments related to the integration of acquisitions and the cost management program. Fourth quarter 2014 also includes realized gains totaling $9.1 million, which were partially offset by impairment charges of $2.7 million; $7.4 million of the net realized gain is recorded in the mortgage services segment and a charge of $1.0 million is recorded in the corporate segment.

"Our 2014 financial results reflect the continuing implementation of both our strategic plan and our value-creation strategies which were announced early in the year," said Matthew W. Morris, chief executive officer. "We are making significant progress in the transformation of our mortgage services operations with the acquisitions completed in the second and third quarters. Our title operations performed solidly in a generally lackluster housing environment, and title losses have largely returned to within their historic range, although quarter to quarter volatility remains. We are on track with our cost management program, having already completed some of the individual projects while being well along on the execution of the more complex structural changes that will drive continued margin improvement. Lastly, with stronger cash flow from operations and continued operational improvement, we began our share buyback program earlier than anticipated.

"Looking ahead, the Consumer Financial Protection Bureau's mortgage disclosure rules become effective August 1, 2015," continued Morris. "While the industry is working diligently to provide the necessary changes in technology, processes and training, there is a potential industry-wide slowdown in transactions in the third quarter 2015 as the industry works through the implementation of these rules."

Selected Financial Information

Summary results of operations are as follows (dollars in millions, except per share amounts):

	Fourth Quarter		Year
	2014	2013	2014	2013

Total revenues	$522.3	$450.2	$1,870.8	$1,928.0
Pretax earnings before noncontrolling interests	16.0	15.5	51.8	101.1
Income tax expense (benefit)	1.9	(4.4)	13.5	28.5
Net earnings attributable to Stewart	11.9	17.5	29.8	63.0
Net earnings per diluted share attributable to Stewart	0.49	0.72	1.24	2.60

Total title revenues increased 10.8 percent in the fourth quarter 2014 compared to the fourth quarter 2013. Revenues from direct operations for the fourth quarter 2014 increased 20.2 percent compared to the same quarter last year but decreased 4.5 percent sequentially from the third quarter 2014. Direct title revenues were favorably influenced by the title-related component of acquisitions closed in the second quarter 2014. Revenues from independent agency operations increased 3.8 percent in the fourth quarter 2014 compared to the fourth quarter 2013 and increased 8.8 percent sequentially from the third quarter 2014. Mortgage services revenues for the fourth quarter 2014 increased 104.5 percent compared to the fourth quarter 2013 due to the acquisitions closed during the second and third quarters of 2014, as well as a new contract which began in the second quarter.

For the year ended December 31, 2014, net earnings attributable to Stewart were $29.8 million, or $1.24 per diluted share, compared to $63.0 million, or $2.60 per diluted share, for the same period in 2013. Pretax earnings for the year ended December 31, 2014 were $51.8 million, compared to pretax earnings of $101.1 million for the same period in 2013. Results for the year ended December 31, 2014 include an aggregate of $19.2 million for litigation-related matters, approximately $15.8 million related to costs incurred for a shareholder settlement including related advisory expenses, acquisition integration, projects related to the cost management program, and $2.7 million of impairment charges. Partially offsetting these charges was a credit recorded in the third quarter 2014 relating to a recovery of a portion of a large title loss, and the fourth quarter 2014 realized gains of $9.1 million.

Title Insurance Segment
Our title segment revenues for the fourth quarter 2014 were $449.3 million, an increase of 6.3 percent from the fourth quarter 2013 and an increase sequentially of 2.0 percent from the third quarter 2014. In the fourth quarter 2014, the title segment generated pretax earnings of $45.6 million (10.2 percent margin), as compared with fourth quarter 2013's pretax earnings of $48.8 million (11.5 percent margin) and third quarter 2014 pretax earnings of $74.9 million (17.0 percent margin). Title segment results for the third quarter 2014 include the aforementioned title loss recovery.

"After several quarters of year-over-year revenue declines due to rapidly falling refinancing orders, the revenue growth experienced by our title segment was an indicator of the stabilization of the housing market, the contribution of the acquisitions in second quarter 2014, and growth in our commercial business," continued Morris. "As in third quarter, we saw steady if modest improvement in resale orders and, due to the acquired centralized title operations, an increase in the proportion of refinancing orders relative to total orders. Our commercial operations continued to build on the momentum of the third quarter and are well positioned to take advantage of the expected upcoming surge of commercial loan refinancing transactions. In concert with our focus on margin improvement, we sold or closed 28 of our underperforming locations with an additional eight remaining, and we intend to reallocate that capital in larger, better performing markets. "

Our direct operations include local offices, commercial and international operations. We generate commercial revenues both domestically and internationally. U.S. and Canadian commercial revenues increased 12.9 percent from the fourth quarter 2013 to $47.8 million, and 15.9 percent sequentially from the third quarter 2014. (For the year ended December 31, 2014, commercial revenues increased 13.4 percent.) During 2014, we refined our systems for tracking international revenue, and, beginning this quarter, we will also report on commercial revenues generated outside of the United States and Canada, which include Europe, Australia, the Caribbean, and Latin America. Commercial revenues from those areas were $2.8 million for the fourth quarter 2014, and $14.8 million for the full year. For the fourth quarter, total international revenues were $28.3 million, up 1.3 percent from $27.9 million in the fourth quarter 2013.

This quarter we are also providing expanded open and closed order information, breaking out orders by categories of commercial, purchase, refinancing and other, but due to system constraints, we are unable to provide year-over-year comparisons. The expanded categories are more comprehensive than in prior quarters, as they now include orders through the company's centralized title operations. Although international commercial orders are included in the commercial category, only closed orders are represented in the open and closed order totals and international non-commercial orders are not included.

Total opened orders for the fourth quarter 2014 were 111,300, down 11.5 percent sequentially from 125,800 in the third quarter. Purchase orders opened for the fourth quarter 2014 were 54,500, down 14.7 percent sequentially from the third quarter and refinancing orders opened were 38,200, down only 3.3 percent sequentially as the months of October and December experienced increased rate-related activity. Commercial orders opened for the fourth quarter 2014 were 12,500, down 11.8 percent from the third quarter 2014. Total closed orders for the fourth quarter 2014 were 83,900, down 1.5 percent sequentially from 85,200 in the third quarter. Purchase orders closed for the fourth quarter 2014 were 45,500, down 7.2 percent sequentially from 49,000, and refinancing orders closed were 25,200, up 20.9 percent as a result of the acquisitions. Commercial orders closed for the fourth quarter 2014 were 8,200, down 8.1 percent sequentially from the third quarter. For the fourth quarter 2014, title revenue per order was $2,300, sequentially down slightly from $2,400 in the third quarter.

As a percentage of title revenues, title losses were 6.6 percent in the fourth quarter 2014, 6.1 percent in the fourth quarter 2013 and 2.0 percent in the third quarter 2014. Title loss expense increased 20.5 percent to $31.3 million in the fourth quarter 2014 compared to $26.0 million in the fourth quarter 2013. We recorded an increase related to large claims of $6.9 million in the fourth quarter 2014, and we recorded a credit in the third quarter 2014 relating to a partial recovery on a large claim recorded in prior years. During the fourth quarter 2014, we maintained our core title loss provisioning rate that was established in the third quarter. The title loss ratio in any given quarter can be significantly influenced by changes in title revenues, insurance recoveries, new large claims incurred as well as adjustments to reserves for existing large claims. Total balance sheet policy loss reserves were $495.4 million at December 31, 2014.

Mortgage Services Segment
Revenues generated by our mortgage services segment were $70.1 million for the fourth quarter 2014, increasing 207.5 percent compared to $22.8 million in the fourth quarter 2013 and increasing 11.6 percent sequentially from the third quarter 2014. Revenues were favorably influenced in the quarter by the acquisitions closed in both the second and third quarters 2014, by new contracts which began contributing meaningful revenue during the second quarter, as well as by a net realized gain of $7.4 million. In accordance with segment accounting rules, the revenues associated with the acquired centralized title businesses are reported in the mortgage services segment, and the title office operations are reported in the title segment.

"We are encouraged by the progress made in the transformation of our mortgage services business, while acknowledging that progress has been somewhat slower and more uneven than expected," continued Morris. "As a result, we have specific initiatives beyond the acquisition integration efforts to drive revenue growth as well as reduce the cost structure. These operations are well positioned as premier providers of a complete set of solutions to support the ongoing loan origination and servicing support needs of lenders in a complex and changing regulatory environment and we see this segment as a growing contributor to our margin expansion," concluded Morris.

The mortgage services segment reported pretax earnings of $7.4 million in the fourth quarter 2014 compared to a pretax loss of $3.7 million and pretax earnings of $3.3 million for the fourth quarter 2013 and third quarter 2014, respectively. The current quarter's results include the net realized gain of $7.4 million offset by costs relating to acquisition integration (principally severance and contract termination fees) of $1.8 million. The initially identified integration projects relating to the acquisitions have been largely completed, and we achieved our targeted $5 million of on-going synergy savings. We will continue to optimize these businesses with those of the legacy Stewart Lender Services businesses, as well as the broader Stewart organization, and we expect improving margins in 2015 in this segment.

Expenses
While our cost management program is reducing certain employee expenses, the recent acquisitions and new contracts generated incremental employee costs in the fourth quarter 2014 of $18.2 million. In addition, we have a significant team dedicated to technology and process changes as well as training to implement the Consumer Financial Protection Bureau's mortgage disclosure rules which will become effective August 1. Costs to date have largely been internal although we anticipate an incremental, one-time expenditure of approximately $2.0 million in 2015 as we finalize compliance with the new rules. Employee costs for the fourth quarter, including recent acquisitions, increased 18.5 percent from the fourth quarter 2013 and sequentially 1.4 percent from the third quarter 2014. Employee costs for the fourth quarter 2014, excluding recent acquisitions and integration related severance costs, increased 5.0 percent from the fourth quarter 2013, due principally to increased commissions on higher title and commercial revenues, and increased less than one percent sequentially from the third quarter 2014. As a percentage of total operating revenues, employee costs were 32.5 percent, 31.6 percent and 32.7 percent in the fourth quarter 2014, fourth quarter 2013 and third quarter 2014, respectively.

Other operating expenses increased 34.8 percent in the fourth quarter 2014 compared to the fourth quarter 2013 and decreased 0.7 percent sequentially from the third quarter 2014. The recent acquisitions generated incremental other operating expenses in the fourth quarter 2014 of $15.5 million. During the quarter, we also incurred acquisition integration costs of $5.4 million. Excluding the impact of the incremental and integration expenses of the acquisitions, other operating costs would have increased approximately 5.0 percent from the prior year quarter. As a percentage of total operating revenues, other operating expenses were 18.5 percent, 15.8 percent, and 19.0 percent in the fourth quarter 2014, fourth quarter 2013 and third quarter 2014, respectively.

Depreciation and amortization expense was $8.2 million in the fourth quarter 2014, an increase of 56.9 percent compared to fourth quarter 2013. The increase is primarily due to $2.2 million of amortization expense on acquired intangible assets, $1.1 million of amortization expense relating to an underwriter production system placed into service July 1, 2014 and $0.3 million of additional depreciation expense on the fixed assets of the acquisitions.

We remain committed to our stated goal of achieving a minimum of $25.0 million of annualized structural cost savings exclusive of market conditions by the end of 2015. Activity around the cost management program intensified during the quarter in accordance with the underlying project plans. Although this level of work and related expenses will continue through 2015, we have already achieved approximately $10.0 million of annualized savings.

Other
Cash provided by operations was $38.2 million in the fourth quarter 2014 compared to $16.3 million for the same period in 2013, an increase of 133.9 percent. During the fourth quarter, we acquired approximately 0.2 million shares of our common stock for an aggregate purchase price of $5.8 million pursuant to the previously announced stock repurchase program and, since the inception of the program, have acquired 0.7 million shares for an aggregate purchase price of $22.1 million. We remain committed to our $70.0 million stock repurchase program by the end of 2015 using cash generated from improving operations. In addition, on October 14, 2014 senior convertible debt of $27.2 million matured and was exchanged for 2.1 million common shares pursuant to the terms of the underlying indenture.

Stewart will hold a conference call to discuss fourth quarter 2014 earnings at 8:30 a.m. Eastern Time on Thursday, February 12, 2015. To participate, dial (877) 876-9175 (USA) and (785) 424-1668 (International) – access code STCQ414. Additionally, participants can listen to the conference call through Stewart's Investor Relations website at http://www.stewart.com/investor-relations/earnings-call. The conference call replay will be available from 10:00 a.m. Eastern Time on February 12, 2015 until midnight on February 17, 2015, by dialing (800) 839-2391 (USA) or (402) 220-7205 (International). The access code is also STCQ414.

About Stewart
Stewart Information Services Corp. (NYSE: STC) is a leading provider of real estate services, including global residential and commercial title insurance, escrow and settlement services, lender services, underwriting, specialty insurance, loan due diligence, compliance solutions, service performance management and other solutions that facilitate successful real estate transactions. Stewart offers personalized service, industry expertise and customized solutions for virtually any type of real estate transaction, through our direct operations, network of approved agencies and other companies within the Stewart family. Through a focus on integrity, smart growth and conservative management, Stewart remains committed to serving our customers, innovating and improving to meet their needs in an ever-changing market.

Forward-looking statements. Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "will," "foresee" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the tenuous economic conditions; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses or the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the impact of vetting our agency operations for quality and profitability; changes to the participants in the secondary mortgage market and the rate of refinancing that affects the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; the continued realization of expense savings from our cost management program; our ability to successfully integrate acquired businesses; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2014, our quarterly reports on Form 10-Q, and our Current Reports on Form 8-K. We expressly disclaim any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION
STATEMENTS OF OPERATIONS (condensed)
(In thousands of dollars, except per share amounts and except where noted)

	Three months ended December 31		Twelve months ended December 31
	2014	2013	2014	2013
Revenues:
Title insurance:
Direct operations	219,186	182,368	808,327	763,649
Agency operations	251,356	242,235	906,062	1,046,378
Mortgage services	41,959	20,513	132,891	103,527
Investment income	4,218	3,835	16,806	15,492
Investment and other gains (losses) – net	5,601	1,261	6,744	(1,066)
	522,320	450,212	1,870,830	1,927,980
Expenses:
Amounts retained by agencies	204,678	191,848	738,649	848,437
Employee costs	166,730	140,666	624,326	571,026
Other operating expenses	94,841	70,380	347,276	280,258
Title losses and related claims	31,284	25,956	81,305	106,318
Depreciation and amortization	8,156	5,199	24,226	17,920
Interest	590	697	3,236	2,956
	506,279	434,746	1,819,018	1,826,915
Earnings before taxes and noncontrolling interests	16,041	15,466	51,812	101,065
Income tax expense (benefit)	1,911	(4,445)	13,503	28,481
Net earnings	14,130	19,911	38,309	72,584
Less net earnings attributable to noncontrolling interests	2,267	2,398	8,556	9,558
Net earnings attributable to Stewart	11,863	17,513	29,753	63,026

Net earnings per diluted share attributable to Stewart	0.49	0.72	1.24	2.60
Average number of dilutive shares (000)	24,391	24,769	24,710	24,741

Segment information:
Title revenues	449,262	422,700	1,660,001	1,792,210
Title pretax earnings before noncontrolling interests	45,644	48,785	184,016	211,240

Mortgage services revenues	70,115	22,803	194,018	121,945
Mortgage services pretax earnings (loss) before noncontrolling interests	7,358	(3,712)	6,364	12,609

Corporate revenues	2,943	4,709	16,811	13,825
Corporate pretax loss before noncontrolling interests	(36,961)	(29,607)	(138,568)	(122,784)

Selected financial information:
Cash provided by operations	38,224	16,341	53,320	87,187
Other comprehensive (loss) earnings	(541)	(3,433)	1,673	(15,702)

	Three months ended December 31, 2014		Twelve months ended December 31, 2014
	Open	Closed	Open	Closed
Number of title orders (000):
October	43.1	30.0
November	32.0	23.6
December	36.3	30.4
	111.4	84.0	427.1	296.3

			December 31 2014	December 31 2013
Stockholders' equity			700,453	663,089
Number of shares outstanding (000)			24,006	22,501
Book value per share			29.18	29.47

STEWART INFORMATION SERVICES CORPORATION
BALANCE SHEETS (condensed)
(In thousands of dollars)

December 31	December 31
2014	2013
Assets:
Cash and cash equivalents	200,558	194,289
Short-term investments	25,042	38,336
Investments – statutory reserve funds	438,511	450,564
Investments – other	141,592	86,779
Receivables – premiums from agencies	42,929	45,249
Receivables – other	64,938	69,289
Allowance for uncollectible amounts	(9,193)	(9,871)
Property and equipment, net	75,353	54,266
Title plants	76,779	76,822
Goodwill	251,868	231,838
Intangible assets	26,311	13,050
Deferred tax asset	800	144
Other assets	56,990	75,303
1,392,478	1,326,058
Liabilities:
Notes payable	65,562	5,827
Convertible senior notes payable	-	27,119
Accounts payable and accrued liabilities	117,583	119,961
Estimated title losses	495,395	506,888
Deferred tax liability	13,485	3,174
692,025	662,969
Contingent liabilities and commitments

Stockholders' equity:
Common and Class B Common stock and additional paid-in capital	203,563	194,768
Retained earnings	479,733	452,314
Accumulated other comprehensive earnings	12,555	10,882
Treasury stock	(2,666)	(2,666)
Stockholders' equity attributable to Stewart	693,185	655,298
Noncontrolling interests	7,268	7,791
Total stockholders' equity	700,453	663,089
1,392,478	1,326,058
Monthly Order Counts:
Open Orders:	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
Commercial	3,961	3,758	3,943	4,662	4,549	4,387	4,991	4,422	4,804	4,700	3,694	4,147
Purchase	16,354	16,445	19,632	21,571	21,327	22,175	22,766	20,756	20,352	20,959	16,572	16,935
Refi	5,782	5,852	6,530	6,489	6,567	9,504	11,092	13,726	14,625	15,103	10,003	13,055
Other	1,154	1,103	1,152	1,125	996	1,049	2,394	2,951	2,878	2,296	1,704	2,139
Total	27,251	27,158	31,257	33,847	33,439	37,115	41,243	41,855	42,659	43,058	31,973	36,276

Closed Orders:	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
Commercial	2,644	2,589	2,770	3,044	2,907	2,966	3,144	2,744	3,028	2,790	2,355	3,050
Purchase	9,863	10,580	12,804	14,001	15,626	16,891	16,723	16,313	15,991	16,470	13,231	15,803
Refi	4,190	3,481	4,045	4,321	4,146	5,555	6,386	6,820	7,679	8,784	6,704	9,757
Other	730	671	896	848	798	805	1,663	2,180	2,515	1,917	1,304	1,764
Total	17,427	17,321	20,515	22,214	23,477	26,217	27,916	28,057	29,213	29,961	23,594	30,374

CONTACT: Nat Otis, SVP – Finance and Director of Investor Relations, (713) 625-8360